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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 1




                            MERRIMAC INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


                    New Jersey                                 22-1642321
              (State of incorporation                       (I.R.S. Employer
                 or organization)                           Identification No.)


                41 Fairfield Place
             West Caldwell, New Jersey                          07006-6287
     (Address of principal executive offices)                   (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

                                                Name of each exchange on which
Title of each class to be so registered         each Class is to be registered
---------------------------------------         ------------------------------
Common Share Purchase Rights                    American Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:


                                      None




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         This Amendment No. 1 amends the Registrant's registration statement on
Form 8-A dated March 16, 1999 in connection with the Registrant's listing of the Common Share Purchase Rights on the American Stock Exchange.

         This Amendment No. 1 is being filed to amend and restate Item 1 to this Registration Statement and include as an exhibit to this Registration Statement Amendment No. 1 dated as of June 9, 1999 to the Rights Agreement dated as of March 9, 1999 between the Registrant and ChaseMellon Shareholder Services, L.L.C. Except as amended hereby, there are no other changes to this Registration Statement.

Item 1.  Description of Registrant's Securities to be Registered

         Item 1 of this Registration Statement is hereby amended and restated in its entirety as follows:

         On March 5, 1999, the Board of Directors of Merrimac Industries, Inc., a New Jersey Corporation (the "Company"), declared a dividend of one common share purchase right (a "Right") for each outstanding share of common stock, par value $.50 per share (the "Common Stock"), of the Company. The dividend was paid on March 19, 1999 (the "Record Date") to the shareholders of record as of the close of business on that date.

         Prior to the Distribution Date (as defined below), the Rights will be evidenced by the certificates for and will be transferred with the Common Stock and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the rights agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date (unless the Rights were earlier redeemed or exchanged), and thereafter the Rights will be transferable separately from the Common Stock. The "Distribution Date" generally means the earlier of (i) the close of business on the 10th day after the date of the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary or, in certain circumstances, William D. Witter, Inc., together with its affiliates and associates) has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock (an "Acquiring Person"), (ii) the close of the business on the 10th business day (or such later day as may be designated before any person has become an Acquiring Person by the Board of Directors) after the date of the commencement of, or the announcement of an intention to commence, a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

         Prior to the Distribution Date, the Rights will not be exercisable. After the Distribution Date (but before any person has become an Acquiring Person), each Right will be exercisable to purchase, for $25.00 (the "Purchase Price"), one share of Common Stock. The terms and conditions of the Rights are set forth in a Rights Agreement dated as of March 9, 1999 as amended by Amendment No. 1 to the Rights Agreement dated as of June 9, 1999 ("Amendment No. 1"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement").

         If any person has become an Acquiring Person (but before the occurrence of any of the events described in the second succeeding paragraph), each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase after the Distribution Date, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

                                       2

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         At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock or the occurrence of any of the events described in the next paragraph), the Board of Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock for each Right, subject to adjustment.

         If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is exchanged for other securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase after the Distribution Date, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

         The Board of Directors may redeem all of the Rights at a price of $0.01 per Right at any time before any person has become an Acquiring Person.

         The Rights will expire on March 19, 2009, unless earlier exchanged or redeemed.

         For so long as the Rights are redeemable, the Rights Agreement may be amended in any respect. At any time when the Rights are no longer redeemable, the Rights Agreement may be amended in any respect that does not adversely affect the holders of Rights (other than any Acquiring Person and certain affiliated persons), or cause the Rights again to become redeemable.

         Until a Rights holder exercises his or her Rights, such Rights holder will have no rights as a shareholder of the Company, including the right to vote and to receive dividends.

         The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

         As of June 7, 1999, there were 1,739,786 shares of Common Stock outstanding and 757,676 shares of Common Stock reserved for issuance under the Company's stock option plans. Each outstanding share of Common Stock on the Record Date received one Right. Shares of Common Stock issued after the Record Date and prior to the Distribution Date will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have Rights attached.

         The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of the Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company as described above.

         While the dividend of the Rights will not be taxable to shareholders or to the Company, shareholders or the Company may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as set forth above.

                                       3

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         The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, which is attached as Exhibit 1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 1999 and incorporated herein by reference, and Amendment No. 1 attached hereto as Exhibit 1(a) and incorporated herein by reference.

                                       4

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Item 2.  Exhibits

         Item 2 of this Registration Statement is hereby amended by adding the following new exhibit:

1(a) Amendment No. 1 dated as of June 9, 1999 to the Rights Agreement dated as of March 9, 1999 between Merrimac Industries, Inc. and ChaseMellon Shareholder Services, L.L.C., as Right Agent.

                                       5

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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                            MERRIMAC INDUSTRIES, INC.


                                            By   /s/ Robert V.Condon
                                          Name:  Robert V. Condon
                                         Title:  Vice President, Finance
                                                 and Chief Financial Officer


Dated:  June 9, 1999





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                                  EXHIBIT INDEX
                                                                  Sequentially
                                                                  Numbered
Exhibit                                                           Page
-------                                                           -------------

1 Rights Agreement dated as of March 9, 1999 between Merrimac Industries, Inc. and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes the Form of Right Certificate as Exhibit A and the Summary of Terms of the Rights Agreement as Exhibit B, incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K filed on March 9, 1999.

1(a) Amendment No. 1 dated as of June 9, 1999 to the Rights Agreement dated as of March 9, 1999 between Merrimac Industries, Inc. and ChaseMellon Shareholder Services, L.L.C., as Right Agent.